Escrow Shares Returned & Warrants Amended

Langley, BC, Canada:  FEBRUARY 3, 2004 – CONTINENTAL ENERGY CORPORATION (“Continental”, OTC-BB: CPPXF) announces that it has returned 93,750 common shares to treasury which were previously held in escrow. The issued and outstanding amount of common shares of the Company shall be reduced accordingly.

On February 28, 1997, the Company issued 375,000 shares of “Principal Escrow” common shares at $0.01 per share pursuant to an escrow agreement dated December 11, 1996 with two current directors of the company. Subsequently, 187,500 of the shares were released from escrow in Fiscal 1999 and 93,750 shares were released in the first quarter of Fiscal 2001. As of January 31, 2004 there are 93,750 common shares remaining in Principal Escrow. The milestones of accomplishment that the Company should achieve as per the escrow agreement for the release of the remaining 93,750 escrow shares were not achieved and the deadline for the release of the Principal Escrow shares has since expired.

The Company has amended the exercise price from US$ 0.30 to US$ 0.15 for  2,356,666 common share stock purchase warrants originally purchased by private placees who are also directors of the Company. No amendment was made to the term of the warrants and they shall expire at the amended price on September 10, 2005.

On behalf of the Board,

“Original Signed by Gary R. Schell”

___________________

Gary R. Schell, Director

No securities regulatory authority has either approved or disapproved the contents of this news release.

Certain matters discussed within this press release are forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although Continental believes the expectations reflected in such forward-looking statements including reserves estimates, production forecasts, feasibility reports and economic evaluations are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Continental's periodic filings with the US Securities Exchange Commission.

For more info please contact Craig Doctor 604-278-4656 or Mr. Gary Schell  604-532-6066 at

the Company’s Headquarters, 21795 64th Avenue, Langley, BC, V2Y-2N, BC, Canada.